Exhibit 14

CODE OF CONDUCT AND ETHICS

1.0           Overview

The Elecsys Corporation (“Elecsys” or “the Company”) reputation for honesty and integrity provides a critical foundation for our success and is a key element in our corporate culture.  Our excellent reputation was built by both the individuals who work here now and those who worked here in the past.  A reputation is a fragile thing that must be earned on a continuing basis by conducting all of our affairs in a fair and honest way, complying not only with the letter, but also with the spirit of the law.

This Code of Conduct and Ethics (this “Code”) sets the standard of ethical business conduct at Elecsys Corporation.  Unless otherwise noted, this Code applies to all the members of the board of directors, officers and employees of Elecsys (collectively, the “Associates” and each, individually, an “Associate”).  We place special emphasis on compliance with the Code by the members of our board of directors, the Chief Executive Officer, Chief Financial Officer, and persons performing similar functions.  This Code replaces all previous codes of conduct of Elecsys and shall be effective as of the date set forth above.

It is a long-established policy that Elecsys and its Associates observe and comply with all laws and regulations of federal, state and local governments affecting the Company and its Associates.   All Associates must avoid activities that could lead to involvement of Elecsys or themselves in any unlawful or unethical practice.  Any violation of any provision of this Code may subject the Associate to any and all punishments described under Section 11.0.  Further, Associates should avoid conduct that, although not unlawful or unethical, may give the appearance of impropriety.

This Code is meant to guide each of you in dealing with certain business decisions. This Code does not provide a detailed description of all Elecsys policies and it in no way limits or restricts the applicability of any provision of any other Elecsys policy.  Associates are expected to be aware of all other Company policies and conduct themselves in accordance with such policies at all times.  In such cases, you should seek guidance of your immediate supervisor, or the Management of the Company.

The foundation of our Code consists of basic standards of business as well as personal conduct: (a) honesty and candor in our activities, (b) avoidance of conflicts between personal interests and the interest of Elecsys, or even the appearance of such conflicts, (c) maintenance of our reputation and avoidance of activities which might reflect adversely on the Company, and (d) integrity in dealing with Elecsys assets and business partners.

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2.0           Compliance

To ensure continuing observance of this Code, the board of directors requires that Associates review these guidelines and sign the Employee Certification on the last page to acknowledge their understanding and adherence.  Notwithstanding the statement, Associates should promptly report to Management any breach or possible breach of this Code.  Strict adherence to the principles of this Code is a condition of continued employment.

3.0           Confidential Information

3.1           General

One of our most critical responsibilities is to maintain the trust placed in us by our customers. Confidential information - whether obtained from those with whom Elecsys does business or from sources within the Company - must be safeguarded.

This concern applies to more than customer information that has been explicitly designated confidential. There are other situations in which information is not publicly available and unauthorized disclosure could have serious effects on a customer or Elecsys.

Confidentiality is important regardless of the form the information takes - oral, in print, or in electronic format.  You must take care in what you say, to whom and where; about how you treat memos, files and reports; and about seeing that there is no misuse of the information you display on computer screens and store in databases.  Written, printed, or electronically generated material belonging to, or generated by, the Company or derived from its files should only be removed from the Company’s premises as required for legitimate business reasons.  Any sensitive material not on the Company’s premises must always be safeguarded and kept secure.

3.2           Information about Customers

Information received from a customer should be disclosed only to those within Elecsys who need the information to serve that particular customer.  Customer information from sources within the Company should be disclosed only to those in the Company who require the information to perform their duties.

Customer information should never be disclosed to anyone outside Elecsys - other than the Company’s independent auditors, legal counsel, or regulatory examiners - unless authorized by the customer or required by proper legal process as determined by legal counsel.

3.3           Information about Company

Financial information and performance data regarding Elecsys may not be released to anyone outside the Company - other than the Company’s independent auditors, legal counsel, or regulatory examiners - unless it has been published in reports to stockholders or otherwise made generally available to the public in accordance with applicable disclosure regulations.  If you have any question about whether certain information is public or private, check with your supervisor before disclosing it to anyone outside the Company.

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3.4           Information about Associates

Elecsys is committed to protecting the privacy of its Associates.  Only information needed for legitimate business purposes is collected, used or retained about Associates, former Associates, or job applicants - and the information is used only for the purpose for which it was specifically collected.

Requests from outside the Company for Associate information - including that required by law - should be referred to the Human Resources Department.

In response to legitimate requests from external sources, only an Associate’s name, job title, and dates worked are routinely confirmed.  More detailed information is released only when required by law or when the Associate gives written permission.

Questions concerning the confidentiality of and access to Associate information should be directed to the Human Resources Department, which is responsible for issuing specific guidelines for the collection, use, retention, and disclosure of information about Associates.

4.0           Personal Finances

4.1           Personal Investments

Every Associate of Elecsys is expected to manage his/her personal finances in a manner consistent with his/her position. Associates shall exercise prudence in making personal investments and shall avoid situations that might influence the Associate’s judgment in affairs involving the Company.

5.0           Conflicts of Interest

5.1           General

There can be no excuse for not bearing in mind the importance of avoiding conflicts of interest in the handling of one’s personal affairs.  A transaction which appears to give rise to, although not necessarily is, a conflict of interest can under some circumstances be as embarrassing for the Company and the individual involved as a transaction which does in fact give rise to such a conflict.

Whenever an Associate finds that she/he is inadvertently placed in a potentially compromising position due to relationships with business associates, customers, suppliers or competitors, the Associate should report the matter immediately to the Chief Executive Officer and the Human Resources Department and discontinue any activities associated with the entity until the matter has been resolved.

5.2           Gifts and Fees

No Associate of Elecsys shall solicit or accept anything of value, including but not limited to, gifts, gratuities, amenities, travel or related expenses, in connection with any transaction or business of the Company.  No Associate shall provide or give gifts or favors to others where

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these could or might appear to influence others improperly in their relations with the Company.  To do so could constitute a violation of Federal criminal laws.

As a general rule, Associates and members of their families may not accept gifts, entertainment or favors from customers, prospective customers or suppliers.  The following exceptions are permissible when it is apparent from the circumstances that what is accepted is NOT offered or received is an inducement to or as a quid pro quo for entering into any transaction or business of the Company, or to influence or affect in any way any decision or action by the Company:

•
Unsolicited advertising or promotional materials (such as pens, calendars, etc.) and other gifts of nominal value distributed generally or routinely to others in the ordinary course of business may be accepted.  Nominal value would generally include any gift having a fair market value of not more than $25.

•
Normal business-related entertainment may be accepted or given if it is not excessive and provided it is reasonable under all of the circumstances in which it takes place. Cash, checks, loans, gift certificates, stocks or other marketable securities in any amount must not be accepted or given under any circumstances.

Offering bribes, kickbacks, and similar inducements is, of course, prohibited.

5.3           Company Assets

Associates may not use the name and influence of Elecsys for any personal purposes.  Official stationery should not be used to give authority to personal or other non-work related correspondence.

6.0           Human Resources

In addition and as a supplement to our existing human resources policies, we require the following:

6.1           General

Generally, Elecsys encourages Associate participation in civic, charitable and professional organizations to the extent that such activities do not interfere with the Associates’ job performance.

6.2           Outside Business Interests\

It is not the purpose or the intent of Elecsys to monitor or control any Associates’ life or activities away from the workplace.However, it is important to understand that during working hours your time should be devoted 100% to Company.  If you maintain other employment outside of Company work hours, it is important for management to be informed to prevent possible conflicts of interest and to insure that job performance at the Company is not adversely affected.  Associates are required to disclose outside business interests.

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6.3           Ethical Conduct

It is the Company’s policy to ensure equal employment opportunity for all, regardless of age, sex, race, religion, color, national origin, marital status, handicap, or whether a disabled veteran or a Vietnam-era veteran - and to deal with customers and prospective customers on a nondiscriminatory basis.

If you supervise others, you are directly responsible for implementing this Code.  In addition, all Associates are expected to maintain a business environment free of offense, harassment, and intimidation.

6.5           Sexual Harassment

In keeping with the Company’s continued commitment to fair and equal treatment of all Associates, Elecsys maintains and enforces a policy on sexual harassment.  Under this policy, it is the responsibility of every supervisor to see that Associates are not subjected to any form of sexual harassment.

7.0           Financial Integrity and Company Records
Elecsys relies on our accounting records to produce reports for our management, stockholders, creditors, governmental agencies, and others.  We are committed to maintaining books and records that accurately and fairly reflect our financial transactions.  Each Associate must maintain accurate and fair records of transactions, time reports, expense accounts and other business records. You also must comply with any applicable record retention policy of the Company.

In this respect, the following guidelines must be followed:

•	No undisclosed or unrecorded funds or assets may be established for any purpose.
•	Assets and liabilities of Company must be recognized and stated in accordance with our standard practices and Generally Accepted Accounting Principles (“GAAP”).
•	No false or artificial entries may be made or misleading reports issued.
•	No false or fictitious invoices may be paid or created.

Special emphasis is placed on compliance with this Section 7.0 by the members of our board of directors, the Chief Executive Officer, Chief Financial Officer, and persons performing similar functions.

If you believe that the Company’s books and records are not being maintained in accordance with these requirements, you should report the matter immediately to your supervisor or an officer of the company, pursuant to Section 9.0 of this Code, and the posted Ethics and Compliance Hotline procedures implemented by the Audit Committee.

8.0           Securities Law Disclosures and Public Communications; Trading in Company Stock

Elecsys is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other

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public communications.  All Associates have responsibility to ensure that false or intentionally misleading information is not given in the Company’s filings with the Commission or public communications.

No Associate should buy or sell Company Stock while in possession of material inside information.  You must comply at all times with the Company’s Policy Relating to the Prevention of Insider Trading.  Special emphasis is placed on compliance with this Section of the Code by members of our board of directors, the Chief Executive Officer, the Chief Financial Officer, persons performing similar functions, and other senior executives.

If you believe that incomplete, false or intentionally misleading information has been given in the Company’s securities filings or public communications or that an Associate has engaged in insider trading, you should report the matter immediately pursuant to Section 9.0 of this Code and the procedures implemented by the Audit Committee.

9.0           Disclosure and Reporting Violations

The discovery of any event which is questionable, fraudulent, or illegal in nature or which is in violation of this Code should immediately be reported via the Company’s Ethics and Compliance Hotline.  Failure to report such events constitutes a violation of this Code and may result in punishment, including the punishments outlined in Section 10.0 of this Code or specified by the Audit Committee.  The most important avenue to raise and escalate issues is through your immediate supervisor.  Taking any concerns to your immediate supervisor should always be your first step.  Sometimes, however, escalating matters to your immediate supervisor may not bring about a sufficient or adequate resolution.  The Company has created a special e-mail address for employees who would like to speak up, but remain anonymous from management.  The address is available 24 hours a day, 7 days a week and allows you to deal directly with someone on the Board of Directors, outside of the Company’s management.  The e-mail address is: hotline@elecsyscorp.com.

Associates can discuss their concerns without fear of any form of retaliation.  When an Associate reports a violation of the Code to the Audit Committee through the established procedures:

•	The Associate will be treated with respect.
•	The Associate’s concerns will be taken seriously. If the Associate’s concerns are not resolved at the time of his or her report, he or she will be informed of the outcome.
•	The Associate will not be required to disclose their identity.
•	The Associate’s communications will be protected to the greatest extent possible.

10.0           Code Violations

We take the provisions of this Code very seriously, and we will treat any violations of the Code accordingly.  A failure by any Associate to comply with applicable laws, rules or regulations governing our business, this Code or any other policies or requirements may result in prompt disciplinary action up to and including, where appropriate, suspension or termination of employment.  Any disciplinary action taken by Elecsys does not waive the Company’s right to take appropriate legal action or to assist any local, state or Federal law enforcement agencies in the

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prosecution of Associates who violate the laws and agreements covered in this Code.  Elecsys will not be obligated to reimburse Associates for any fines or legal costs incurred by them or on their behalf.

11.0           Waivers of the Code and Disclosure

Any waiver of the Code for Associates must be made by the Chief Executive Officer or the Chief Financial Officer.  Any waiver of the Code for the members of our board of directors, the Chief Executive Officer, Chief Financial Officer, and persons performing similar functions may be made only by the Audit Committee of the Board of Directors.

All requests for waivers will be considered on a case-by-case basis.  All waivers of this Code for the members of our board of directors, Chief Executive Officer, Chief Financial Officer, and persons performing similar functions shall be promptly disclosed to the public as required by applicable laws, rules and regulations.

12.0           Code Shall be Publicly Available

This Code, and any amendments or supplements hereto, shall always be available from the Company free of charge and may be available on the Company’s website at  www.elecsyscorp.com.

Cut Here

EMPLOYEE CERTIFICATION
CODE OF CONDUCT AND ETHICS

I have received, read and understand the Elecsys Corporation Code of Conduct and Ethics and agree to comply with each of the various standards set forth in the Code.

Signature: ________________________________________                                                                                                         Date: _____________

Printed Name: _____________________________________

Please complete and sign this certificate, detach the bottom half of this page, and deliver to the Human Resources Department.

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